SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                (Rule 13d - 102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(B)

                               (Amendment No. 6)*

                         First Cherokee Bancshares, Inc.
                         -------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                   319-45P-107
                                   -----------
                                 (CUSIP Number)

                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)

          x  Rule 13d-1(c)

         |_| Rule 13d-1(d)

1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Dennis M. Lord
               Social Security Number:  ###-##-####

--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  |_|
                                                              (b)  |_|
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
         NUMBER OF             5 SOLE VOTING POWER
          SHARES                          18,100
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
                             ---------------------------------------------------
                               6 SHARED VOTING POWER
                                          19,745
                             ---------------------------------------------------
                               7 SOLE DISPOSITIVE POWER
                                          18,100
                             ---------------------------------------------------
                               8 SHARED DISPOSITIVE POWER
                                          19,745
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      37,845
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES CERTAIN SHARES |_|

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      5.2%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON
      IN

================================================================================

Item 1(a).        Name of Issuer:
                  First Cherokee Bancshares, Inc.


Item 1(b).        Address of Issuer's Principal Executive Offices:
                  9860 Highway 92
                  Woodstock, Ga. 30188


Item 2(a).        Name of Person Filing:
                  Dennis M. Lord


Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  3155 Trickum Rd.
                  Woodstock, Ga. 30188


Item 2(c).        Citizenship:
                  United States


Item 2(d).        Title of Class of Securities:
                  Common Stock, $1.00 Par Value


Item 2(e).        CUSIP Number:
                  319-45P-107


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is Inapplicable

         If this statement is filed pursuant to Rule 13d-1(c), check here. ____

Item 4.  Ownership:

         (a)      Amount beneficially owned: 37,845

         (b)      Percent of class:  5.2%

         (c)      Number of shares as to which such person has

                   (i)     sole power to vote or direct the vote:   18,100

                  (ii)     shared power to vote or direct the vote:   19,745

                 (iii)    sole power to dispose or to direct the disposition
                          of:   18,100

                  (iv)    shared power to dispose or direct the disposition
                          of:   19,745

Item 5.  Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
         X

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Inapplicable

Item 7.  Identification  and  Classification  of the  Subsidiary  Which
         Acquired the Security  Being Reported on by the Parent Holding Company:

         Inapplicable


Item 8.  Identification and Classification of the Members of the Group:

         Inapplicable


Item 9.  Notice of Dissolution of Group:

         Inapplicable


Item 10. Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                 SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                         Date: February 13, 2002
                                                               -----------------

                                                    Signature: /s/dennis m. lord
                                                              ------------------


                                                            Name: Dennis M. Lord
                                                                 ---------------